Contacts:	William R. Gargiulo, Jr. 231.526.1244
Michele Greco, CFO 312.595.9123

The Female Health Company Expects Lower Unit Shipments in Third
Fiscal Quarter vs. Prior-Year Period

Board of Directors Declares Third Quarter Cash Dividend
of $0.07 per Common Share

CHICAGO, July 15, 2013 - The Female Health Company (NASDAQ-CM: FHCO - News) (the “Company”) today provided information regarding its financial expectations for the third quarter of FY2013.  The Company announced that while it expects the quarter ended June 30, 2013 (third quarter of FY2013) to be profitable, unit shipments, revenue and operating income will trail prior-year levels.  For the first nine months of FY2013, the Company expects to report higher unit shipments, revenue, and operating income relative to the corresponding period of the previous fiscal year.

The Company has routinely noted in its SEC filings and press releases that unit shipments and revenue can fluctuate significantly on a quarter-to-quarter basis due to the timing and shipment of orders.   The Company will report its operating results for the three and nine months ended June 30, 2013 on August 1, 2013 and will host an investor conference call at 11:00 a.m. Eastern Time on that date to comment upon the financial results and other topics of interest.  Details for accessing the conference call will be forthcoming in a future press release.

“While quarterly sales can fluctuate significantly and have done so in the past, the long-term outlook remains positive. We believe the market for FC2 will continue to expand due to the feminization of HIV/AIDS and its increased role in family planning.” stated O.B. Parrish, Chairman and Chief Executive Officer of The Female Health Company.  “The global HIV/AIDS pandemic is currently the leading cause of death among women of reproductive age (15-44), and women now comprise more than 50% of new adult HIV/AIDS cases.”

“On a long-term basis, we also expect FC2 demand to be favorably impacted by the targeted efforts of global health organizations and women’s groups to supply women in developing countries with more effective family planning tools, including contraceptives, ” continued Parrish.  “FC2, which is now available in 139 countries around the world, is the only product cleared by the FDA and approved by the World Health Organization that gives women control of their sexual health, protecting them against both sexually-transmitted infections and unintended pregnancies.  We believe this unique, dual protection feature of our product will positively impact FC2 demand and unit sales, which have grown at a compound average annual rate of 23.7%, in spite of periods of quarterly fluctuations, over the last seven years. Based on the favorable long-term outlook, the Company’s currently reviewing options to expand its manufacturing capacity.”

The Female Health Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.07 per share.  The dividend is payable August 7, 2013 to stockholders of record as of July 31, 2013.  This represents the fifteenth consecutive quarterly cash dividend declared by the Company since it announced the initiation of a cash dividend policy in January 2010.  The annualized cash dividend rate of $0.28 per share provides investors with a 2.8% current yield, based upon the closing price for FHCO shares on July 12, 2013.

Any future quarterly dividends and the record date for any such dividends must be approved by the Company’s Board of Directors and announced by the Company.  Payment of future dividends is at the discretion of the Board of Directors, which will base its decisions on operating cash flows, capital spending and other cash requirements, and other factors that may affect whether or not it believes the continued payment of dividends is in the best interests of the Company and its shareholders.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2), which is available in the U.S. and approximately 139 other countries globally.  The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in a number of countries around the world. The patents cover the key aspects of FC2, including its overall design and manufacturing process.  The FC2 Female Condom® is the only available FDA-approved product controlled by a woman that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy. The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release relate to expected operating results for the third quarter of fiscal 2013, long-term market demand and unit sales for FC2, potential expanded manufacturing capacity and the continuation of cash dividends in future periods. These statements are based upon the Company's current plans and strategies, reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the fiscal year ended September 30, 2012.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be  added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com